SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                               PREVU, INCORPORATED
       -----------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
-----------------------------------------------------------------
                         (Title of Class of Securities)


                                    972463103
        -----------------------------------------------------------------
                                 (CUSIP Number)

                               Mark G. Schoeppner
                      Quaker Capital Management Corporation
                         601 Technology Drive, Suite 310
                         Canonsburg, Pennsylvania 15317
                                 (412) 281-1948
        -----------------------------------------------------------------
                       (Name, Address and Telephone Number
                         of Person Authorized to Receive
                           Notices and Communications)


                                November 18, 2008
       -----------------------------------------------------------------
                          (Date of Event Which Requires
                            Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A
                                 --------------
CUSIP No. 972463103

1)  NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     25-1495646
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [   ]
                                                                     (b)   [   ]

3)  SEC USE ONLY

4)  SOURCE OF FUNDS                                    AF
                                                 --------------

5)  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [   ]

6) CITIZENSHIP OR PLACE OF ORGANIZATION          Commonwealth
                                                 of Pennsylvania
                                                 ---------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         7)       SOLE VOTING POWER                          0
                                                             ---------

         8)       SHARED VOTING POWER                        0
                                                             ---------

         9)       SOLE DISPOSITIVE POWER                     0
                                                             ---------

         10)      SHARED DISPOSITIVE POWER                   0
                                                             ---------

11) AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                                 0
                                                             ---------

12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES                                  [  ]

13) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (11)                                       0%
                                                             ------

14) TYPE OF REPORTING PERSON                                 IA
                                                             --

                                 SCHEDULE 13D/A
                                  ------------
CUSIP No. 972463103


1)  NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     25-1778076
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [   ]
                                                                     (b)   [   ]

3)  SEC USE ONLY

4)  SOURCE OF FUNDS                                   WC
                                                 --------------

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    [   ]

6) CITIZENSHIP OR PLACE OF ORGANIZATION          Delaware
                                                 -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         7)       SOLE VOTING POWER              0
                                                 ---------

         8)       SHARED VOTING POWER            0
                                                 ---------

         9)       SOLE DISPOSITIVE POWER         0
                                                 ---------

         10)      SHARED DISPOSITIVE POWER       0
                                                 ---------

11) AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     0
                                                 ---------

12) CHECK BOX IF THE AGGREGATE AMOUNT
    IN ROW (11) EXCLUDES CERTAIN SHARES          [   ]

13) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (11)                           0%
                                                 ------

14) TYPE OF REPORTING PERSON                     PN
                                                 --

                                 SCHEDULE 13D/A
                                  ------------
CUSIP No. 972463103


1)  NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     25-1778068
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [   ]
                                                                     (b)   [   ]
3)  SEC USE ONLY

4)  SOURCE OF FUNDS                                    AF
                                                 --------------

5)  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [   ]

6)  CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                 -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         7)       SOLE VOTING POWER              0
                                                 ---------

         8)       SHARED VOTING POWER            0
                                                 ---------

         9)       SOLE DISPOSITIVE POWER         0
                                                 ---------

         10)      SHARED DISPOSITIVE POWER       0
                                                 ---------

11) AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     0
                                                 ---------

12) CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES             [   ]

13) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (11)                           0%
                                                 ---------


14) TYPE OF REPORTING PERSON                     PN
                                                 --

                                 SCHEDULE 13D/A
                                  ------------
CUSIP No. 972463103


1)  NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     11-3667966
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [   ]
                                                                     (b)   [   ]

3)  SEC USE ONLY

4)  SOURCE OF FUNDS                                   WC
                                                 --------------

5)  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [   ]

6) CITIZENSHIP OR PLACE OF ORGANIZATION          Delaware
                                                 -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         7)       SOLE VOTING POWER              0
                                                 ---------

         8)       SHARED VOTING POWER            0
                                                 ---------

         9)       SOLE DISPOSITIVE POWER         0
                                                 ---------

         10)      SHARED DISPOSITIVE POWER       0
                                                 ---------

11) AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     0
                                                 ---------

12) CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES             [    ]

13) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (11)                           0%
                                                 ------

14) TYPE OF REPORTING PERSON                     PN
                                                 --

                                 SCHEDULE 13D/A
                                  ------------
CUSIP No. 972463103


1)  NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     30-0135937
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [   ]
                                                                     (b)   [   ]

3)  SEC USE ONLY

4)  SOURCE OF FUNDS                                    AF
                                                 --------------

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                          [   ]

6) CITIZENSHIP OR PLACE OF ORGANIZATION          Delaware
                                                 -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         7)       SOLE VOTING POWER              0
                                                 ---------

         8)       SHARED VOTING POWER            0
                                                 ---------

         9)       SOLE DISPOSITIVE POWER         0
                                                 ---------

         10)      SHARED DISPOSITIVE POWER       0
                                                 ---------

11) AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     0
                                                 ---------

12) CHECK BOX IF THE AGGREGATE AMOUNT
    IN ROW (11) EXCLUDES CERTAIN SHARES          [    ]

13) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (11)                           0%
                                                 ------

14) TYPE OF REPORTING PERSON                     PN
                                                 --

                                 SCHEDULE 13D/A
                                  ------------
CUSIP No. 972463103


1)  NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [   ]
                                                                     (b)   [   ]
3)  SEC USE ONLY

4)  SOURCE OF FUNDS                              Not applicable
                                                 --------------

5)  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [   ]

6)       CITIZENSHIP OR PLACE OF ORGANIZATION    United States
                                                 of America
                                                 -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         7)       SOLE VOTING POWER              0
                                                 ---------

         8)       SHARED VOTING POWER            0
                                                 ---------

         9)       SOLE DISPOSITIVE POWER         0
                                                 ---------

         10)      SHARED DISPOSITIVE POWER       0
                                                 ---------

11) AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     0
                                                 ---------

12) CHECK BOX IF THE AGGREGATE AMOUNT
    IN ROW (11) EXCLUDES CERTAIN SHARES          [    ]

13) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (11)                           0%
                                                 ------

14) TYPE OF REPORTING PERSON                     IN
                                                 --

This Amendment No. 2 is being filed by (i) Quaker Capital Management Corporation, a Pennsylvania corporation and a registered Investment Advisor under Section 203 of the Investment Advisors Act of 1940 ("QCMC"), (ii) Quaker Capital Partners I, L.P., a Delaware limited partnership ("Quaker I"), (iii) Quaker Premier, L.P., a Delaware limited partnership, (iv) Quaker Capital Partners II, L.P., a Delaware limited partnership ("Quaker II"), (v) Quaker Premier II, L.P., a Delaware limited partnership, and (vi) Mark G. Schoeppner (collectively, the "Reporting Persons") to amend the schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission (the "SEC") on June 12, 2007, as amended by Amendment No. 1 filed by the Reporting Persons with the SEC on June 27, 2007 (the "Schedule 13D"). This Amendment No. 2 amends the
Schedule 13D only with respect to the items included herein. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D. This Amendment No. 2 is being filed to report the disposition by the Reporting Persons of all of the shares of Common Stock reported as beneficially owned by the Reporting Persons in the Schedule 13D.


Item 1.  Security and Issuer.
-----------------------------

     This Schedule 13D is filed with respect to the Common Stock, par value $0.01 per share (the "Common Stock"), of PreVu, Incorporated, a Minnesota corporation (the "Issuer"). The Issuer's principal executive offices are located at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428. On July 8, 2008, the Issuer announced that it changed its corporate name from Wilsons The Leather Experts Inc. to PreVu, Incorporated.


Item 5.  Interest in Securities of the Issuer.
----------------------------------------------

     The Reporting Persons do not beneficially own any shares of Common Stock.

     The Reporting Persons have sold a total of 6,580,585 shares of Common Stock within the past sixty (60) days. The following chart sets forth information regarding the sales of a total of 1,000,880 shares of Common Stock on behalf of QCMC's investment advisory clients

                                     Number of                     Price
          Date of Sale              Shares Sold                  Per Share
     ----------------------     ------------------        ----------------------
       November 14, 2008             70,336                      $0.0040
       November 17, 2008             505,000                      0.0020
       November 18, 2008             425,544                      0.0008
                                ------------------
                                   1,000,880
                               ===================

On November 18, 2008, Quaker I and Quaker II sold a total of 5,579,705 shares of Common Stock, as described below:

                                          Number of                Price
    Date of Sale            Seller        Shares Sold            Per Share
--------------------    ------------    ---------------     --------------------
  November 18, 2008       Quaker I         3,578,608              0.0008
  November 18, 2008       Quaker II        2,001,097              0.0008
                                        ---------------
                                           5,579,705
                                        ===============

     On November 18, 2008, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Stock.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 21, 2008                    QUAKER CAPITAL MANAGEMENT CORPORATION

                                     /s/ Mark G. Schoeppner
                                     -------------------------------------------
                                     Mark G. Schoeppner, President


                                     QUAKER CAPITAL PARTNERS I, L.P.

                                     By:  Quaker Premier, L.P., its
                                          general partner

                                          By: Quaker Capital Management
                                              Corporation, its general partner


                                          By: /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                                     QUAKER PREMIER, L.P.

                                     By:  Quaker Capital Management Corporation,
                                          its general partner


                                          By: /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                                     QUAKER CAPITAL PARTNERS II, L.P.

                                     By:  Quaker Premier II, L.P., its
                                          general partner

                                          By: Quaker Capital Management
                                              Corporation, its general partner


                                          By: /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President

                                     QUAKER PREMIER II, L.P.

                                     By:  Quaker Capital Management Corporation,
                                          its general partner


                                          By: /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President



                                     /s/ Mark G. Schoeppner
                                     -------------------------------------------
                                     Mark G. Schoeppner